EXHIBIT 99.1

InSite Vision Announces FDA Approval for AzaSite ™

Approval triggers $19 Million Milestone Payment

ALAMEDA, Calif.--(BUSINESS WIRE)—April 30, 2007--InSite Vision Incorporated (AMEX:ISV) - an ophthalmic therapeutics, diagnostics and drug delivery company, today announced that the U.S. Food & Drug Administration (FDA) has approved InSite’s New Drug Application (NDA) for AzaSite (azithromycin 1% ophthalmic solution) for the treatment of bacterial conjunctivitis. AzaSite is formulated with DuraSite, InSite Vision’s patented drug delivery vehicle which enhances the retention time of the antibiotic on the surface of the eye.

AzaSite was shown to be safe and effective in two phase 3 clinical trials conducted in more than 1400 patients in the U.S. and Latin America. In these clinical studies which were designed and conducted in concert with Mark Abelson, M.D. and Ophthalmic Research Associates, AzaSite was administered twice daily on the first two days, then once daily on days 3-5. The results demonstrated that AzaSite provided clinically and statistically significant improvements in clinical resolution of symptoms and bacterial eradication compared to placebo; and was equivalent in clinical resolution and bacterial eradication when compared to tobramycin administered four times a day for 5 days. The principal investigators, Doctors Warren Heller and Eugene Protzko, respectively, formally presented these study results at the 2006 American Academy of Ophthalmology Annual Meeting and at the Association for Research in Vision and Ophthalmology Annual Meeting.

“We are truly delighted with the AzaSite product approval”, said S. Kumar Chandrasekaran, Ph.D., InSite Vision’s Chief Executive Officer. “This approval and our related commercialization agreement with Inspire Pharmaceuticals for the U.S. and Canada represent major accomplishments for our company and will now automatically trigger the milestone payment of $19 million. Our objective is to provide both the patient and the physician with a convenient and highly effective alternative for the treatment of bacterial conjunctivitis. We expect Inspire Pharmaceuticals to utilize an expanded sales force to launch AzaSite later this year.”

Christy L. Shaffer, Ph.D., President and CEO of Inspire, commented, “We congratulate InSite Vision on the achievement of this important milestone in the development of AzaSite. We are dedicating significant resources to making AzaSite available to patients as soon as possible.”

Terrence P. O’Brien, M.D., Professor of Ophthalmology and Charlotte Breyer Rodgers Distinguished Chair in Ophthalmology, at the Bascom Palmer Eye Institute of the University of Miami, commented, “AzaSite is a significant new ophthalmic product for the treatment of bacterial conjunctivitis. This unique formulation of the well-known, broad-spectrum antibiotic, azithromycin, results in a more convenient topical dosing regimen, requiring less than half the number of drops for effective treatment compared to currently available products. These attributes are particularly important when treating young children and busy adults.”

About InSite Vision Incorporated

InSite Vision is an ophthalmic company primarily focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision's lead product is AzaSite, a topical anti-infective which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a less frequent dosing regimen which is attractive to both the eye-care patient and physician.

InSite Vision currently expects AzaSite to be commercially launched in the United States in the second half of 2007. Inspire Pharmaceuticals (NASDAQ:ISPH) has the responsibility to commercialize AzaSite in the U.S. and Canada in accordance with the parties’ recently completed license agreement. Additional commercial partnerships will be pursued during 2007 to address AzaSite market opportunities outside the U.S. and Canada, consistent with InSite's objective of expanding this technology platform to include additional product candidates and indications for the worldwide market.

In the glaucoma area, InSite Vision continues to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into InSite Vision's commercially available OcuGene® glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at our website, www.insitevision.com.

This news release contains certain statements of a forward-looking nature relating to future events, such as the timing of the anticipated commercialization of AzaSite, the expected benefits of AzaSite, the Company’s plans to seek additional corporate collaborations to expand AzaSite outside the U.S. and Canada and build on its AzaSite technology platform . Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain substantial additional funding to continue its operations; the results of InSite Vision's clinical trials for AzaSite Plus and other product candidates; the ability of InSite Vision to enter into a corporate collaboration for AzaSite outside the U.S. and Canada and with respect to its other product candidates; the ability to commercially launch AzaSite and the timing and success of such a launch; InSite Vision's ability to expand its technology platform to include additional indications; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, AzaSite Plus, ISV-205 and ISV-014; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties, including Inspire, for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to OcuGene, AzaSite, AzaSite Plus and ISV-205. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Note to Editors: OcuGene(R) is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite(R) and OcuGene(R) are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Investor Contact:
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Barry Hutton
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